UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange of 1934 (Amendment No. ___)
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement.

☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2)).

☑	Definitive Proxy Statement.

☐	Definitive Additional Materials.

☐	Soliciting Material Pursuant to Section 140.14A-11(c) or Section 240.14a-12.
TRANSCONTINENTAL REALTY INVESTORS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)
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TRANSCONTINENTAL REALTY INVESTORS, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON NOVEMBER 22, 2005
     Transcontinental Realty Investors, Inc. will hold its Annual Meeting of Stockholders on Tuesday, November 22, 2005, at 10:00 a.m., local Dallas, Texas time, at 1800 Valley View Lane, Suite 300, Dallas, Texas 75234. The purpose of the meeting is to:
          • Elect a Board of five directors to serve until the next Annual Meeting of Stockholders and until their successors are duly-elected and qualified.
          • Ratify the appointment of Farmer, Fuqua & Huff, P.C. as the independent registered public accounting firm.
          • Act upon such other matters as may properly be presented at the Annual Meeting.
     Only Stockholders of record at the close of business on October 21, 2005 will be entitled to vote at the meeting.
     Your vote is important. Whether or not you plan to attend the meeting, please complete, sign, date and return the enclosed proxy card in the accompanying envelope provided. Your completed proxy will not prevent you from attending the meeting and voting in person should you choose.
     Dated: October 21, 2005.

By order of the Board of Directors,

/s/ Louis J. Corna

Louis J. Corna
Executive Vice President, General Counsel,
Tax Counsel and Secretary

TRANSCONTINENTAL REALTY INVESTORS, INC.
PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD NOVEMBER 22, 2005
     The Board of Directors of Transcontinental Realty Investors, Inc. (the “Company” or “we” or “us”) is soliciting proxies to be used at the 2005 Annual Meeting of Stockholders (the “Annual Meeting”). Distribution of this Proxy Statement and a Proxy Form is scheduled to begin on October 27, 2005. The mailing address of the Company’s principal executive offices is 1800 Valley View Lane, Suite 300, Dallas, Texas 75234.
About the Meeting
Who Can Vote
     Record holders of Common Stock of the Company at the close of business on October 21, 2005 (the “Record Date”) may vote at the Annual Meeting. On that date, 7,900,869 shares of Common Stock were outstanding. Each share is entitled to cast one vote.
How Can You Vote
     If you return your signed proxy before the Annual Meeting, we will vote your shares as you direct. You can specify whether your shares should be voted for all, some or none of the nominees for director. You can also specify whether you approve, disapprove or abstain from the other proposal to ratify the selection of auditors.
     If a proxy is executed and returned but no instructions are given, the shares will be voted according to the recommendations of the Board of Directors. The Board of Directors recommends a vote FOR Proposals 1 and 2.
Revocation of Proxies
     You may revoke your proxy at any time before it is exercised by (a) delivering a written notice of revocation to the Corporate Secretary, (b) delivering another proxy that is dated later than the original proxy, or (c) casting your vote in person at the Annual Meeting. Your last vote will be the vote that is counted.
Vote Required
     The holders of a majority of the shares entitled to vote who are either present in person or represented by a proxy at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting. As of October 21, 2005, there were 7,900,869 shares of Common Stock issued and outstanding. The presence, in person or by proxy, of stockholders entitled to cast at least 3,950,435 votes constitutes a quorum for adopting the proposals at the Annual Meeting. If you have properly signed and returned your proxy card by mail, you will be considered part of the quorum, and the persons named on the proxy card will vote your shares as you have instructed. If the broker holding your shares in “street” name indicates to us on a proxy card that the broker lacks discretionary authority to vote your shares, we will not consider your shares as present or entitled to vote for any purpose.
     A plurality of the votes cast is required for the election of directors. This means that the director nominee with the most votes for a particular slot is elected to that slot. A proxy that has properly withheld authority with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.
     For the other proposal, the affirmative vote of the holders of a majority of the shares represented in person or by proxy entitled to vote on the proposal will be required for approval. An abstention with respect to such proposal will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.
     As of the Record Date, affiliates held 6,491,375 shares representing approximately 82% of the shares outstanding. These affiliates have advised the Company that they currently intend to vote all of their shares in favor of the approval of both proposals.
     If you received multiple proxy cards, this indicates that your shares are held in more than one account, such as two brokerage accounts, and are registered in different names. You should vote each of the proxy cards to ensure that all your shares are voted.
Other Matters to be Acted Upon at the Annual Meeting
     We do not know of any other matters to be validly presented or acted upon at the Annual Meeting. Under our Bylaws, no business besides that stated in the Annual Meeting Notice may be transacted at any meeting of stockholders. If any other matter is presented at the Annual Meeting on which a vote may be properly taken, the shares represented by proxies will be voted in accordance with the judgment of the person or persons voting those shares.
Expenses of Solicitation
     The Company is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. Some of our directors, officers and employees may solicit proxies personally, without any additional compensation, by telephone or mail. Proxy materials will also be furnished without cost to brokers and other nominees to forward to the beneficial owners of shares held in their names.
Available Information
     Our internet website address is www.transconrealty-invest.com. We make available free of charge through our website our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, reports filed pursuant to Section 16 and amendments to those reports as soon as reasonably practicable after we electronically file or furnish such materials to the Securities and Exchange Commission. In addition, we have posted the Charters of our Audit Committee, Compensation Committee, and our Governance and Nominating Committee, as well as our Code of

Business Conduct and Ethics, Corporate Governance Guidelines and Director Independence Standards, all under separate headings. These charters and principles are not incorporated in this instrument by reference. We will also provide a copy of these documents free of charge to stockholders upon written request. The Company issues Annual Reports containing audited financial statements to its common stockholders.
Questions
     You may call our Investor Relations Department at 800-400-6407 if you have any questions.
PLEASE VOTE — YOUR VOTE IS IMPORTANT

Corporate Governance and Board Matters
     The affairs of the Company are managed by the Board of Directors. The Directors are elected at the annual meeting of stockholders each year or appointed by the incumbent Board of Directors and serve until the next annual meeting of stockholders or until a successor has been elected or approved.
     After December 31, 2003, a number of changes occurred in the composition of the Board of Directors of the Company, the creation of certain Board Committees, the adoption of Committee charters, the adoption of a Code of Ethics for Senior Financial Officers and the adoption of Guidelines for Director Independence. Also, the composition of the members of the Board of Directors changed with the resignation of Earl D. Cecil (February 29, 2004), as well as the election of independent Directors, Sharon Hunt and Ted R. Munselle on February 20, 2004.
Current members of the Board
     The members of the Board of Directors (all of whom were elected by the stockholders at the last Annual Meeting held on November 22, 2004) on the date of this proxy statement, and the committees of the Board on which they serve, are identified below:

Governance and
	Audit	Compensation	Nominating
Director	Committee	Committee	Committee
Ted P. Stokley

Ted R. Munselle	Chair	✓	Chair

Sharon Hunt	✓	Chair	✓

Henry A. Butler

Martin L. White	✓	✓	✓
Role of the Board’s Committees
     The Board of Directors has standing Audit, Compensation and Governance and Nominating Committees.
     Audit Committee. The functions of the Audit Committee are described below under the heading “Report of the Audit Committee.” The charter of the Audit Committee was adopted on February 19, 2004, and is available on the Company’s Investor Relations website (www.transconrealty-invest.com). The current Audit Committee was formed on February 19, 2004, and the Board selected the current members of the Audit Committee for the coming year, as shown above. All of the members of the Audit Committee are independent within the meaning of SEC regulations, the listing standards of the New York Stock Exchange and the Company’s Corporate

Governance Guidelines. Mr. Munselle, a member and Chair of the Committee, is qualified as an audit committee financial expert within the meaning of SEC regulations and the Board has determined that he has accounting and related financial management expertise within the meaning of the listing standards of the New York Stock Exchange. All of the members of the Audit Committee meet the independence and experience requirements of the listing standards of the New York Stock Exchange. The Audit Committee met ten times during 2004.
     Governance and Nominating Committee. The Governance and Nominating Committee is responsible for developing and implementing policies and practices relating to corporate governance, including reviewing and monitoring implementation of the Company’s Corporate Governance Guidelines. In addition, the Committee develops and reviews background information on candidates for the Board and makes recommendations to the Board regarding such candidates. The Committee also prepares and supervises the Board’s annual review of director independence and the Board’s performance self-evaluation. The charter of the Governance and Nominating Committee was adopted on March 22, 2004, and is available on the Company’s Investor Relations website (www.transconrealty-invest.com). On March 22, 2004, the Board selected the members of the Governance and Nominating Committee for the coming year, as shown above. All of the members of the Committee are independent within the meaning of the listing standards of the New York Stock Exchange and the Company’s Corporate Governance Guidelines. The Governance and Nominating Committee met one time during 2004.
     Compensation Committee. The Compensation Committee is responsible for overseeing the policies of the Company relating to compensation to be paid by the Company to the Company’s principal executive officer and any other officers designated by the Board and make recommendations to the Board with respect to such policies, produce necessary reports on executive compensation for inclusion in the Company’s proxy statement in accordance with applicable rules and regulations and to monitor the development and implementation of succession plans for the principal executive officer and other key executives and make recommendations to the Board with respect to such plans. The charter of the Compensation Committee was adopted on March 22, 2004, and is available on the Company’s Investor Relations website (www.transconrealty-invest.com). On March 22, 2004, the Board selected the members of the Compensation Committee for the coming year as shown above. All of the members of the Committee are independent within the meaning of the listing standards of the New York Stock Exchange and the Company’s Corporate Governance Guidelines. The Compensation Committee is to be comprised of at least two directors who are independent of management and the Company. The Compensation Committee met one time during 2004.
Presiding Director
     In March 2004, the Board created a new position of presiding director, whose primary responsibility is to preside over periodic executive sessions of the Board in which management directors and other members of management do not participate. The presiding director also advises the Chairman of the Board and, as appropriate, Committee chairs with respect to agendas and information needs relating to Board and Committee meetings, provides advice with respect to the selection of Committee chairs and performs other duties that the Board may from time to time delegate to assist the Board in the fulfillment of its responsibilities.

     Director Martin L. White has served in such position since March 2004. In November 2004, the non-management members of the Board designated him to serve in this position until the Company’s 2005 annual meeting of stockholders.
Selection of nominees for the Board
     The Governance and Nominating Committee will consider candidates for Board membership suggested by its members and other Board members, as well as management and stockholders. The Committee may also retain a third-party executive search firm to identify candidates upon request of the Committee from time to time. A stockholder who wishes to recommend a prospective nominee for the Board should notify the Company’s Corporate Secretary or any member of the Governance and Nominating Committee in writing with whatever supporting material the stockholder considers appropriate. The Governance and Nominating Committee will also consider whether to nominate any person nominated by a stockholder pursuant to the provisions of the Company’s bylaws relating to stockholder nominations.
     Once the Governance and Nominating Committee has identified a prospective nominee, the Committee will make an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination will be based on whatever information is provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination will be based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the Committee determines, in consultation with the Chairman of the Board and other Board members as appropriate, that additional consideration is warranted, it may request the third-party search firm to gather additional information about the prospective nominee’s background and experience and to report its findings to the Committee. The Committee will then evaluate the prospective nominee against the standards and qualifications set out in the Company’s Corporate Governance Guidelines, including:
•	the ability of the prospective nominee to represent the interests of the stockholders of the Company;

•	the prospective nominee’s standards of integrity, commitment and independence of thought and judgment;

•	the prospective nominee’s ability to dedicate sufficient time, energy, and attention to the diligent performance of his or her duties, including the prospective nominee’s service on other public company boards, as specifically set out in the Company’s Corporate Governance Guidelines;

•	the extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for the Board;

•	the extent to which the prospective nominee helps the Board reflect the diversity of the Company’s stockholders, employees, customers, guests and communities; and

•	the willingness of the prospective nominee to meet any minimum equity interest holding guideline.
The Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. In connection with this evaluation, the Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee.
     The Bylaws of the Company provide that any stockholder entitled to vote at the Annual Meeting in the election of directors generally may nominate one or more persons for election as directors at a meeting only if written notice of such stockholders’ intention to make such nomination has been delivered personally to, or has been mailed to and received by the Secretary at the principal office of the Company not later than 35 nor more than 60 days prior to the meeting. If a stockholder has a suggestion for candidates for election, the stockholder should follow this procedure. Each notice from a stockholder must set forth (i) the name and address of the stockholder who intends to make the nomination and the name of the person to be nominated, (ii) the class and number of shares of stock held of record, owned beneficially and represented by proxy by such stockholder as of the record date for the meeting and as of the date of such notice, (iii) a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the person specified in the notice, (iv) a description of all arrangements or understandings between such stockholder and each nominee and any other person (naming those persons) pursuant to which the nomination is to be made by such stockholder, (v) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules, and (vi) the consent of each nominee to serve as a director of the Company if so elected. The chairman of the Annual Meeting may refuse to acknowledge the nomination of any person not made in compliance with this procedure.
Determinations of director independence
     In February 2004, the Board enhanced its Corporate Governance Guidelines. The Guidelines adopted by the Board meet or exceed the new listing standards adopted by the New York Stock Exchange. The full text of the Guidelines can be found in the Investor Relations section of the Company’s website (www.transconrealty-invest.com). A copy may also be obtained upon request from the Company’s Corporate Secretary.
     Pursuant to the Guidelines, the Board undertook its annual review of director independence in March 2005. During this review, the Board considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates, including those reported under “Certain Relationships and Related Transactions” below. The Board also examined transactions and relationships between directors or their affiliates and members of the Company’s senior management or their affiliates. As provided in the Guidelines, the purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.
     As a result of this review, the Board affirmatively determined directors, Ted R. Munselle, Martin L. White and Sharon Hunt are each independent of the Company and its management under the standards set forth in the Corporate Governance Guidelines.
Board meetings during fiscal 2004
     The Board met 12 times during fiscal 2004. No incumbent director attended fewer than 75% of the meetings of the Board, and each director attended all of the meetings of the Committees on which he or she served. Under the Company’s Corporate Governance Guidelines, each Director is expected to dedicate sufficient time, energy and attention to ensure the diligent performance of his or her duties, including by attending meetings of the stockholders of the Company, the Board and Committees of which he or she is a member. In addition, the independent directors met in executive session one time during fiscal 2004.
Directors’ compensation
     Each non-employee director receives an annual retainer of $30,000 plus reimbursement for expenses. The Chairman of the Board receives an additional fee of $3,000 per year. Each director who serves as a member of the Audit Committee receives $250 for each Audit Committee meeting attended. In addition, each independent director receives an additional fee of $1,000 per day for any special services rendered by him to the Company outside of his or ordinary duties as a director plus reimbursement of expenses. The Company also reimburses directors for travel expenses incurred in connection with attending Board, committee and stockholder meetings and for other Company-business related expenses. Directors who are also employees of the Company or its Advisor receive no additional compensation for service as a director.
     During 2004, $201,729 was paid to the non-employee directors in total directors’ fees for all services, including the annual fee for service during the period from January 1, 2004 through December 31, 2004, and special service fees. Those fees received by directors were Earl D. Cecil ($15,250), who resigned on February 29, 2004, Sharon Hunt ($43,880), Ted Munselle ($43,880), Ted P. Stokely ($50,131) and Martin L. White ($48,588).
     On October 10, 2000, the stockholders of the Company approved the Directors Stock Option Plan (the “Directors Plan”) which provides for the availability of options to purchase shares of Common Stock. The Directors Plan provides for automatic annual grants of options to directors of the Company who, at the time of grant of an option are not, and have not been for at least one year, either an employee or officer of the Company or any of its affiliates. Options granted pursuant to the Directors Plan are immediately exercisable and expire on the earlier of the first anniversary of the date on which a director ceases to be a director or ten years from the date of grant. Each non-

employee director is granted an option to purchase 5,000 shares on January 1 of each year. The exercise price of shares issued pursuant to each option is to be 100% of the fair market value of the shares on the date of grant of each option. At March 1, 2005, the Company had reserved 140,000 shares of Common Stock for future issuance under the Directors Plan, of which options covering 40,000 shares were outstanding, of which options covering 10,000 shares are exercisable at $17.64 per share, options covering 10,000 shares are exercisable at $16.73 per share and options covering 20,000 shares are exercisable at $14.25 per share.
     On October 20, 2000, stockholders of the Company approved the 2000 Stock Option Plan (the “Option Plan”) which provides for options to purchase up to 300,000 shares of Common Stock. The Option Plan is intended principally as an incentive for and as a means of encouraging ownership of the Company’s Common Stock by eligible persons, including directors and officers of the Company. Options may be granted either as an incentive stock option (which qualifies for certain favorable tax treatment) or as a non-qualified stock option. Incentive stock options cannot be granted to, among others, persons who are not employees of the Company or any parent or subsidiary of the Company, or to persons who fail to satisfy certain criteria concerning ownership of less than 10% of the shares of Common Stock of the Company. The Option Plan is administered by the Stock Option Committee, which currently consists of three independent directors of the Company, Messrs. Munselle and White and Ms. Hunt. The exercise price per share of an option will not be less than 100% of the fair market value per share on the date of grant. The Company receives no consideration for the grant of an option. At December 31, 2004, no options covering any shares were outstanding under the Option Plan. No options were granted under the Option Plan in 2004. None of the executive officers (Messrs. Abney, Branigan or Corna) nor any of the directors of the Company hold any options under the Option Plan.
Stockholders communication with the Board
     Stockholders and other parties interested in communicating directly with the presiding director or with the non-Management directors as a group may do so by writing to Ted R. Munselle, Director, Post Office Box 830163, Richardson, Texas 75083-0163. Effective March 22, 2004, the Governance and Nominating Committee of the Board also approved a process for handling letters received by the Company and addressed to members of the Board but received at the Company. Under that process, the Corporate Secretary of the Company reviews all such correspondence and regularly forwards to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or committees thereof or that he otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board and received by the Company and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Chairman of the Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters.
Code of Ethics
     The Company has adopted a Code of Business Conduct and Ethics, which applies to all directors, officers and employees (including those of the Contractual Advisor). In addition, the

Company has adopted a code of ethics entitled “Code of Ethics for Senior Financial Officers” that applies to the principal executive officer, president, principal financial officer, chief financial officer, the principal accounting officer and controller. The text of both documents is available on the Company’s Investor Relations website (www.transconrealty-invest.com). The Company intends to post amendments to or waivers from its Code of Ethics for Senior Financial Officers (to the extent applicable to the Company’s chief executive officer, principal financial officer or principal accounting officer) at this location on its website.
Compliance With Section 16(a) of Reporting Requirements
     Section 16(a) under the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and any persons holding 10% or more of the Company’s shares of Common Stock to report their ownership of the Company’s shares of Common Stock and any changes in that ownership to the Securities and Exchange Commission (the “Commission”) on specified report forms. Specific due dates for these reports have been established, and the Company is required to report any failure to file by these dates during each fiscal year. All of these filing requirements were satisfied by the Company’s directors and executive officers and holders of more than 10% of the Company’s Common Stock during the fiscal year ended December 31, 2004. In making these statements, the Company has relied upon the written representations of its directors and executive officers and the holders of 10% or more of the Company’s Common Stock and copies of the reports that each has filed with the Commission.
Security Ownership of Certain Beneficial Owners and Management
Security Ownership of Certain Beneficial Owners
     The following table sets forth the ownership of the Company’s Common Stock, both beneficially and of record, both individually and in the aggregate, for those persons or entities known by the Company to be the beneficial owners of more than 5% of its outstanding Common Stock as of the close of business on October 21, 2005.

	Amount and Nature of		Approximate
Name and Address of Beneficial Owner	Beneficial Ownership*		Percent of Class**
EQK Holdings, Inc.	5,278,149	(a)	66.8%
1800 Valley View Lane, Suite 300
Dallas, Texas 75234

American Realty Trust, Inc.	5,278,149	(a)	66.8%
1800 Valley View Lane, Suite 300
Dallas, Texas 75234

American Realty Investors, Inc.	6,491,375	(a)(b)(c)	82.16%
1800 Valley View Lane, Suite 300
Dallas, Texas 75234

	Amount and Nature of	Approximate
Name and Address of Beneficial Owner	Beneficial Ownership*	Percent of Class**
Transcontinental Realty Acquisition Corporation	1,213,226 (b)	15.36%
1800 Valley View Lane, Suite 300
Dallas, Texas 75234

(a)	Includes 5,278,149 shares owned by EQK Holdings, Inc. (“EQK”), over which each of the directors of EQK, Louis J. Corna and Steven A. Abney may be deemed to be beneficial owners by virtue of their positions as directors of EQK. The directors of EQK disclaim beneficial ownership of such shares. EQK is a wholly-owned subsidiary of American Realty Trust, Inc. (“ART”), which in turn is a wholly-owned subsidiary of American Realty Investors, Inc. (“ARI”).

(b)	Includes 1,213,226 shares owned by Transcontinental Realty Acquisition Corporation (“TRAC”), which is a wholly-owned subsidiary of ARI.

(c)	Each of the directors of ARI, Henry A. Butler, Sharon Hunt, Ted R. Munselle, Ted P. Stokely and Martin L. White may be deemed to be the beneficial owners by virtue of their positions as current directors of ARI. The directors of ARI disclaim such beneficial ownership.
Security Ownership of Management
     The following table sets forth the ownership of the Company’s Common Stock, both beneficially and of record, both individually and in the aggregate for the directors, nominees for election as a director, and executive officers of the Company as of the close of business on October 21, 2005:

	Amount and Nature of		Approximate
Name of Beneficial Owner	Beneficial Ownership*		Percent of Class**
Steven A. Abney	6,491,375	(2)	82.16%

Mark W. Branigan	6,491,375	(2)	82.16%

Henry A. Butler	6,491,375	(2)	82.16%

Louis J. Corna	6,491,375	(2)	82.16%

Sharon Hunt	6,496,375	(1)(2)	82.22%

Robert A. Jakuszewski	—		—

Ted R. Munselle	6,496,375	(1)(2)	82.22%

Ted P. Stokely	6,506,375	(1)(2)	82.35%

Martin L. White	6,506,375	(1)(2)	82.35%

	Amount and Nature of		Approximate
Name of Beneficial Owner	Beneficial Ownership*		Percent of Class**
All directors and executive officers as a group (9 people)	6,531,375	(1)(2)	82.25%

*	“Beneficial Ownership” means the sole or shared power to vote, or to direct the voting of, a security or investment power with respect to a security, or any combination thereof.

**	Percentages are based upon 7,900,869 shares of Common Stock outstanding at October 21, 2005.

(1)	Each of Messrs. Stokely and White has options to purchase 15,000 shares of Common Stock which are presently exercisable. Ted Munselle and Sharon Hunt each has options to purchase 5,000 shares of Common Stock which are presently exercisable.

(2)	Includes 5,278,149 shares owned by EQK, and 1,213,226 shares owned by TRAC, over which the executive officers and members of the Board of Directors of ARI may be deemed to be the beneficial owners by virtue of their positions as executive officers and members of the Board of Directors of ARI. The executive officers and current members of the Board of Directors of ARI disclaim beneficial ownership of such shares.
PROPOSAL 1
ELECTION OF DIRECTORS
     Five directors are to be elected at the Annual Meeting. Each director elected will hold office until the 2006 Annual Meeting. Four of the nominees for director are now serving as directors of the Company. Mr. Jakuszewski is the only nominee who is not currently a director of the Company. Each of the nominees has consented to being named in this proxy statement as a nominee and has agreed to serve as a director if elected. The persons named on the proxy card will vote for all of the nominees for director listed unless you withhold authority to vote for one or more of the nominees. The nominees receiving a plurality of votes cast at the Annual Meeting will be elected as directors. Abstentions and broker non-votes will not be treated as a vote for or against any particular nominee and will not affect the outcome of the election of directors. Cumulative voting for the election of directors is not permitted. If any director is unable to stand for re-election, the Board will designate a substitute. If a substitute nominee is named, the persons named on the proxy card will vote for the election of the substitute director.
     The nominees for directors are listed below, together with their ages, terms of service, all positions and offices with the Company or the Company’s advisor, other principal occupations, business experience and directorships with other companies during the last five years or more. The designation “affiliated” when used below with respect to a director means that the director is an officer, director or employee of the Company or the advisor.

     Henry A. Butler, 54 (Affiliated)
     Broker – Land Sales (since July 2003) for Prime Income Asset Management, LLC and (1992 to June 2003) for Basic Capital Management, Inc. (“BCM”); Director (since December 2001) of the Company and (since July 2003) of ARI and Director (December 2001 to July 1, 2003) of Income Opportunity Realty Investors, Inc. (“IOT”).
     Sharon Hunt, 62
     Licensed Realtor with Virginia Cook Realtors; President and Owner (until sold in 1997) of Sharon’s Pretzels, Inc. (a Texas food products entity); Director (1991-2000) of a 501(c)(3) non-profit corporation (involved in acquisition, renovation and operation of real estate); Director (since February 2004) of the Company and ARI.
     Ted. R. Munselle, 49
     Vice President and Chief Financial Officer (since October 1998) of Landmark Nurseries, Inc.; Director (since February 2004) of the Company and ARI; Certified Public Accountant employed in the accounting industry until 1998 when he entered his current employment.
     Ted P. Stokely, 71 (Affiliated)
     General Manager (since January 1995) of ECF Senior Housing Corporation, a non-profit corporation; General Manager (since January 1993) of Housing Assistance Foundation, Inc., a non-profit corporation; part-time unpaid Consultant (since January 1993) of Eldercare Housing Foundation, a non-profit corporation; General Manager (since April 2002) of Unified Housing Foundation, Inc., a non-profit corporation; Director and Chairman of the Board of ARI (since November 2002); and Director (since April 1990) and Chairman of the Board (since January 1995) of the Company and IOT.
     Robert A. Jakuszewski, 42
     Vice President — Sales and Marketing (since September 1998) of New Horizons Communications, Inc. Mr. Jakuszewski was a Consultant (January 1998 — September 1998) for New Horizon Communications, Inc.; Regional Sales Manager (1996-1998) of Continental Funding; Territory Manager (1992-1996) of Sigvaris, Inc.; Senior Sales Representative (1988-1992) of Mead Johnson Nutritional Division, USPNG; Sales Representative (1986-1987) of Muro Pharmaceutical, Inc. Mr. Jakuszewski has been a director of IOT since March 16, 2004.
The Board of Directors unanimous recommends a vote FOR
the election of all of the Nominees named above.
     Martin L. White, 65, a Director of the Company since January 1995 and of ARI since July 2003 is not standing for reelection and is not a nominee for election. He is Chief Executive Officer (since 1995) of Builders Emporium, Inc.; Chairman and Chief Executive Officer (since 1993) of

North American Trading Company Ltd.; President and Chief Operating Officer (since 1992) of Community Based Developers, Inc.; and was a Director (1995 to March 15, 2004) of IOT.
PROPOSAL 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The Audit Committee has appointed Farmer, Fuqua & Huff, P.C. as the independent registered public accounting firm of the Company for the 2005 fiscal year and to conduct quarterly reviews through September 30, 2005. The Company’s Bylaws do not require that stockholders ratify the appointment of Farmer, Fuqua & Huff, P.C. as the Company’s independent registered public accounting firm. The Audit Committee will consider the outcome of this vote in its decision to appoint an independent registered public accounting firm next year, however, it is not bound by the stockholders’ decision. Even if the selection is ratified, the Audit Committee, in its sole discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interest of the Company and its stockholders.
     A representative of Farmer, Fuqua & Huff, P.C. will attend the Annual Meeting. The representative will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from the stockholders.
The Board of Directors recommends a vote FOR the ratification of the appointment of Farmer, Fuqua & Huff, P.C. as the
Company’s independent registered public accounting firm.
Change in the Company’s Certifying Accountant
     Effective June 1, 2004, the Board of Directors of the Company engaged the Plano, Texas firm of Farmer, Fuqua & Huff, P.C. as the independent accountant to audit the Company’s financial statements for the fiscal year ending December 31, 2004. During the Company’s two fiscal years ended December 31, 2003, and any subsequent interim period, the Company did not consult with Farmer, Fuqua & Huff, P.C. or any of its members about the application of accounting principles to any specified transaction or any other matter.
     The engagement effective June 1, 2004 of Farmer, Fuqua & Huff, P.C. as a new, independent accountant for the Company, necessarily resulted in the termination or dismissal of the principal accountant which had audited the Company’s financial statements for the past two fiscal years ended at December 31, 2002 and 2003, BDO Seidman LLP. BDO Seidman LLP’s anticipated fee proposal estimate to the Company for the balance of 2004 after the first quarter ended was expected to be greater than the fee proposal of Farmer, Fuqua & Huff, P.C. for the same work. During the Company’s two most recent fiscal years and any subsequent interim period, BDO Seidman LLP’s report on the Company’s financial statements for those two most recent fiscal years and the subsequent interim period through June 1, 2004, there were no disagreements between the Company and BDO Seidman LLP concerning any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which disagreements, if not resolved to BDO

Seidman LLP’s satisfaction would have caused them to make reference to the subject matter of the disagreement in connection with their report; there were no reportable events as described in Item 304(a)(1)(v) of Regulation S-K.
     BDO Seidman LLP’s reports dated March 21, 2003 and March 30, 2004 on the Company’s financial statements for the years ended December 31, 2002 and 2003 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. Each report did contain an “emphasis” paragraph highlighting that management had indicated its intent to sell income-producing properties and refinance or extend debt secured by real estate to meet its liquidity needs.
     The decision to change was approved by the Audit Committee of the Board of Directors of the Company, consisting of Ted R. Munselle (Chairman), Martin L. White and Sharon Hunt.
Fiscal Years 2003 and 2004 Audit Firm Fee Summary
     The following table sets forth the aggregate fees for professional services rendered to the Company for the years 2004 and 2003 by the Company’s then principal accounting firm, BDO Seidman, LLP and Farmer, Fuqua & Huff, P.C.:

Type of Fees	2004		2003
Audit Fees	$188,332	(a)	$219,524
Audit-Related Fees	0		0
Tax Fees	59,571	(a)	61,093
All Other Fees	0		0

Total Fees:	$247,903		$280,617

(a)	The amount of audit fees paid to BDO Seidman LLP for January to May 2004 was $102,184; the amount of audit fees paid to Farmer, Fuqua & Huff, P.C. for June to December 2004 was $86,148. Tax fees paid to BDO Seidman, LLP were $50,021 and to Farmer, Fuqua & Huff, P.C. were $9,550.
     All services rendered by the principal auditors are permissible under applicable laws and regulations and were pre-approved by either the Board of Directors or the Audit Committee, as required by law. The fees paid the principal auditors for services as described in the above table fall under the categories listed below:
     Audit Fees. These are fees for professional services performed by the principal auditor for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s 10-Q filings and services that are normally provided in connection with statutory and regulatory filing or engagements.
     Audit-Related Fees. These are fees for assurance and related services performed by the principal auditor that are reasonably related to the performance of the audit or review of the Company’s financial statements. These services include attestations by the principal auditor that are not required by statute or regulation and consulting on financial accounting/reporting standards.
     Tax Fees. These are fees for professional services performed by the principal auditor with respect to tax compliance, tax planning, tax consultation, returns preparation and review of returns. The review of tax returns includes the Company and its consolidated subsidiaries.
     All Other Fees. These are fees for other permissible work performed by the principal auditor that do not meet the above category descriptions.
     These services are actively monitored (as to both spending level and work content) by the Audit Committee to maintain the appropriate objectivity and independence in the principal auditor’s core work, which is the audit of the Company’s consolidated financial statements.
Report of the Audit Committee
Of the Board of Directors
     The Audit Committee of the Board is composed of three directors, each of whom meets the independence and experience requirements of the New York Stock Exchange. The Audit Committee oversees the Company’s auditing, accounting and financial reporting processes on behalf of the Board. The Audit Committee also recommends to the Board of Directors the selection of the Company’s independent accountants.
     The Audit Committee’s job is one of oversight as set forth in its charter. It is not a duty of the Audit Committee to prepare the Company’s financial statements, to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management of the Company is responsible for preparing the Company’s financial statements and for maintaining internal controls. The independent auditors are responsible for auditing the financial statements and for expressing an opinion as to whether those audited financial statements fairly present the financial position, results of operations and cash flows of the Company in conformity with generally accepted accounting principles.
     The Audit Committee has reviewed and discussed the audited consolidated financial statements of the Company for the 2004 fiscal year with management, and has discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU SEC. 380) which includes, among other things, matters related to the conduct of the audit of the Company’s financial statements. The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee has discussed with representatives of the independent accountants their independence.
     Based upon the review and discussions described above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission. The Audit Committee and the Board have also recommended, subject to stockholder approval, the selection of Farmer, Fuqua & Huff, P.C. as the Company’s independent registered public accounting firm for fiscal year 2005.
AUDIT COMMITTEE

Sharon Hunt	Ted R. Munselle	Martin L. White
Pre-Approval Policy for Audit and Non-Audit Services
     Under the Sarbanes-Oxley Act of 2002 (the “SO Act”), and the rules of the Securities and Exchange Commission (the “SEC”), the Audit Committee of the Board of Directors is responsible for the appointment, compensation and oversight of the work of the independent auditor. The purpose of the provisions of the SO Act and the SEC rules for the Audit Committee role in retaining the independent registered public accounting firm is two-fold. First, the authority and responsibility for the appointment, compensation and oversight of the auditors should be with directors who are independent of management. Second, any non-audit work performed by the auditors should be reviewed and approved by these same independent directors to ensure that any non-audit services performed by the auditor do not impair the independence of the independent auditor. To implement the provisions of the SO Act, the SEC issued rules specifying the types of services that an independent auditor may not provide to its audit client, and governing the Audit Committee’s administration of the engagement of the independent auditor. As part of this responsibility, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that they do not impair the auditor’s independence. Accordingly, the Audit Committee has adopted a written pre-approval policy of audit and non-audit services (the “Policy”), which sets forth the procedures and conditions pursuant to which services to be performed by the independent auditor are to be pre-approved. Consistent with the SEC rules establishing two different approaches to approving non-prohibited services, the policy of the Audit Committee covers pre-approval of audit services, audit-related services, international administration tax services, non-U.S. income tax compliance services, pension and benefit plan consulting and compliance services, and U.S. tax compliance and planning. At the beginning of each fiscal year, the Audit Committee will evaluate other known potential engagements of the independent auditor, including the scope of work proposed to be performed and the proposed fees, and approve or reject each service, taking into account whether services are permissible under applicable law and the possible impact of each non-audit service on the independent auditor’s independence from management. Typically, in addition to the generally pre-approved services, other services would include due diligence for an acquisition that may or may not have been known at the beginning of the year. The Audit Committee has also delegated to any member of the Audit Committee designated by the Board or the financial expert member of the Audit Committee responsibilities to pre-approve services to be performed by the independent auditor not exceeding $25,000 in value or cost per engagement of audit and non-audit services, and such authority may only be exercised when the Audit Committee is not in session.

Compensation Committee Report
     The Company has no employees, payroll or benefit plans and pays no compensation to its executive officers. The executive officers of the Company who are also officers or employees of Prime Income Asset Management, LLC (“Prime”) are compensated by Prime. Such executive officers perform a variety of services for Prime, and the amount of their compensation is determined solely by Prime. Prime does not allocate the cash compensation of its officers among the various entities for which it may serve as advisor or sub-advisor.
     The only remuneration paid by the Company is to the directors who are not officers or directors of Prime. These independent directors (i) review the business plan of the Company to determine that it is in the best interest of the stockholders, (ii) review the advisory contract, (iii) supervise the performance of the Company’s advisor and review the reasonableness of the compensation paid to the advisor in terms of the nature and quality of services performed, (iv) review the reasonableness of the total fees and expenses of the Company, and (v) select, when necessary, a qualified independent real estate appraiser to appraise properties acquired. See “Director Compensation” for a description of the compensation paid.
     The Compensation Committee is responsible for overseeing the policies of the Company relating to compensation to be paid by the Company, if any, to certain designated officers and to make recommendations to the Board with respect to compensation policies, produce necessary reports and executive compensation for inclusion in the proxy statement, and to monitor the development and implementation of succession plans. The charter of the Compensation Committee was adopted on March 22, 2004, and the members of the Compensation Committee, all of whom are independent within the meaning of the listing standards of the New York Stock Exchange and the Company’s corporate governance guidelines, are listed below. Since its formation on March 22, 2004, the Compensation Committee has not performed any task to report other than to review its existing charter.
COMPENSATION COMMITTEE

Sharon Hunt	Ted R. Munselle	Martin L. White
Compensation Committee Interlocks and Insider Participation
     The Company’s Compensation Committee is made up of non-employee directors who have never served as officers of, or been employed by, the Company. None of the Company’s executive officers serve on a board of directors of any entity that has a director or officer serving on this Committee.
Executive Officers
     Executive officers of the Company are Steven A. Abney, Executive Vice President and Chief Financial Officer, Mark W. Branigan, Executive Vice President — Multi-Family Construction and Louis J. Corna, Executive Vice President — General Counsel/Tax Counsel and Secretary, all of whom are employed by Prime. None of the executive officers receive any direct remuneration from the

Company nor do any hold any options granted by the Company. Their positions with the Company are not subject to a vote of stockholders. The ages, terms of service and all positions and offices with the Company, Prime, BCM, other affiliated entities, other principal occupations, business experience and directorships with other publicly-held companies during the last five years or more are set forth below.
     Steven A. Abney, 50
     Executive Vice President and Chief Financial Officer (since September 2005) of the Company and ARI. Mr. Abney was Vice President–Finance and Chief Accounting Officer/Principal Financial Officer (from November 2001 to February 2005) of and was employed (from November 2001 to August 2005) by CRT Properties, Inc. (f/k/a Koger Equity, Inc.), a Boca Raton, Florida-based real estate enterprise which had securities listed on the New York Stock Exchange until September 27, 2005. For more than four years prior thereto, Mr. Abney was Executive Vice President and Chief Financial Officer of Konover and Associates, Inc., a privately-held real estate developer based in Farmington, Connecticut. Mr. Abney was been a Certified Public Accountant since 1980.
     Mark W. Branigan, 50
     Executive Vice President–Multi-Family Construction (since September 2004); Executive Vice President–Residential (June 2001 to September 2004), Director (September 2000 to June 2001) and Executive Vice President and Chief Financial Officer (August 2000 to June 2001) of the Company, ARI, IOT and BCM; Executive Vice President–Multi-Family Construction (since September 2004); Executive Vice President–Residential (July 2003 to September 2004) of Prime and PIAMI; Vice President–Director of Construction (August 1999 to August 2000) and Executive Vice President–Residential Asset Management (January 1992 to October 1997) of BCM, ARI and IOT; Vice President–Director of Construction (August 1999 to August 2000) and Executive Vice President–Residential Asset Management (January 1992 to October 1997) of American Realty Trust, Inc. (“ART”); Real Estate Consultant (November 1997 to July 1999).
     Louis J. Corna, 57
     Executive Vice President–General Counsel/Tax Counsel and Secretary (since February 2004), Executive Vice President (October 2001 to February 2004), Executive Vice President–Tax and Chief Financial Officer (June 2001 to October 2001) and Senior Vice President–Tax (December 2000 to June 2001) of the Company, ARI, IOT and BCM; Executive Vice President, General Counsel/Tax Counsel and Secretary (since February 2004), Executive Vice President–Tax (July 2003 to February 2004) of Prime and PIAMI; Private Attorney (January 2000 to December 2000); Vice President–Taxes and Assistant Treasurer (March 1998 to January 2000) of IMC Global, Inc.; Vice President–Taxes (July 1991 to February 1998) of Whitman Corporation.
     In addition to the foregoing executive officers, the Company has several vice presidents and assistant secretaries who are not listed herein.

The Advisor
     Although the Board of Directors is directly responsible for managing the affairs of the Company and for setting the policies which guide it, day-to-day operations are performed by a contractual advisor under the supervision of the Board of Directors. The duties of the advisor include, among other things, locating, investigating, evaluating and recommending real estate and mortgage note investment and sales opportunities, as well as financing and refinancing sources. The advisor also serves as a consultant to the Board of Directors in connection with the business plan and investment decisions made by the Board.
     Prior to July 1, 2003, BCM served as the advisor to the Company since March 1989. On July 1, 2003, PIAMI became the advisor to the Company until October 1, 2003 when it was replaced by Prime. PIAMI is the sole member of Prime. PIAMI is owned by Syntek West, Inc. (20%) and Realty Advisors, Inc. (80%). Syntek West, Inc. (“SWI”) is a Nevada corporation owned by Gene E. Phillips. Realty Advisors, Inc. (“RAI”) is a Nevada corporation owned by a Trust for the benefit of the children of Gene E. Phillips. Mr. Phillips is not an officer or director of Prime, but serves as a representative of the owners of Prime and is involved in daily consultation with the officers of Prime and has significant influence over the conduct of Prime’s business, including the rendering of advisory services and the making of investment decisions for itself and the Company.
     Under the Advisory Agreement, Prime is required to annually formulate and submit for Board approval a budget and business plan containing a twelve-month forecast of operations and cash flow, a general plan for asset sales and purchases, borrowing activity and other investments. Prime is required to report quarterly to the Board on the Company’s performance against the business plan. In addition, all transactions require prior Board approval, unless they are explicitly provided for in the approved plan or are made pursuant to authority expressly delegated to Prime by the Board.
     The Advisory Agreement also requires prior approval of the Board for the retention of all consultants and third party professionals, other than legal counsel. The Advisory Agreement provides that Prime shall be deemed to be in a fiduciary relationship to the stockholders; contains a broad standard governing Prime’s liability for losses by the Company; and contains guidelines for Prime’s allocation of investment opportunities as among itself, the Company and other entities it advises.
     The Advisory Agreement provides for the advisor to receive monthly base compensation at the rate of 0.0625% per month (0.75% on an annualized basis) of average gross asset value (total assets less allowance for amortization, depreciation or depletion and valuation reserves) and an annual net income fee equal to 7.5% of the Company’s net income.
     The Advisory Agreement also provides for Prime to receive an annual incentive sales fee equal to 10% of the amount, if any, by which the aggregate sales consideration for all real estate sold by the Company during such fiscal year exceeds the sum of: (i) the cost of each such property originally recorded in the Company’s books for tax purposes (without deduction for depreciation, amortization or reserve for losses), (ii) capital improvements made to such assets during the period owned, and (iii) all closing costs, (including real estate commissions) incurred in the sale of such real estate; provided, however, no incentive fee shall be paid unless (a) such real estate sold in such fiscal year, in the aggregate, has produced 8% simple annual return on the net investment including capital improvements, calculated over the holding period before depreciation and inclusive of operating income and sale consideration, and (b) the aggregate net operating income from all real estate owned for each of the prior and current fiscal years shall be at least 5% higher in the current fiscal year than in the prior fiscal year.
     Additionally, pursuant to the Advisory Agreement, Prime or an affiliate of Prime is to receive an acquisition commission for supervising the acquisition, purchase or long-term lease of real estate equal to the lesser of (i) up to 1% of the cost of acquisition, inclusive of commissions, if any, paid to non-affiliated brokers, or (ii) the compensation customarily charged in arm’s-length transactions by others rendering similar property acquisition services as an ongoing public activity in the same geographical location and for comparable property, provided that the aggregate purchase price of each property (including acquisition fees and real estate brokerage commissions) may not exceed such property’s appraised value at acquisition.
     The Advisory Agreement requires Prime or any affiliate of Prime to pay to the Company one-half of any compensation received from third parties with respect to the origination, placement or brokerage of any loan made by the Company; provided, however, that the compensation retained by Prime or any affiliate of Prime shall not exceed the lesser of (i) 2% of the amount of the loan commitment, or (ii) a loan brokerage and commitment fee which is reasonable and fair under the circumstances.
     The Advisory Agreement also provides that Prime or an affiliate of Prime is to receive a mortgage or loan acquisition fee with respect to the acquisition or purchase of any existing mortgage loan by the Company equal to the lesser of (i) 1% of the amount of the loan purchased, or (ii) a brokerage and commitment fee which is reasonable and fair under the circumstances. Such fee will not be paid in connection with the origination or funding of any mortgage loan by the Company.
     Under the Advisory Agreement, Prime or an affiliate of Prime also is to receive a mortgage brokerage and equity refinancing fee for obtaining loans or refinancing on properties equal to the lesser of (i) 1% of the amount of the loan or the amount refinanced, or (ii) a brokerage or refinancing fee which is reasonable and fair under the circumstances; provided, however, that no such fee shall be paid on loans from Prime or an affiliate of Prime without the approval of the Company’s Board of Directors. No fee shall be paid on loan extensions.
     Under the Advisory Agreement, Prime receives reimbursement of certain expenses incurred by it in the performance of advisory services. Under the Advisory Agreement, all or a portion of the annual advisory fee must be refunded by the advisor if the Operating Expenses of the Company (as defined in the Advisory Agreement) exceed certain limits specified in the Advisory Agreement based on the book value, net of asset value and net income of the Company during the fiscal year. BCM, as advisor at the time, was required to refund $1.4 million of the 2002 advisory fee and was required to refund $1.3 million of the 2003 advisory fee under this provision.
     If and to the extent that the Company shall request of Prime, or any director, officer, partner or employee of Prime, to render services to the Company other than those required to be rendered by Prime under the Advisory Agreement, such additional services, if performed, will be compensated separately on terms agreed upon between such party and the Company from time to time.
     The Advisory Agreement automatically renews from year to year unless terminated in accordance with its terms. Management believes that the terms of the Advisory Agreement are at least as fair as could be obtained from unaffiliated third parties.
     Situations may develop in which the interests of the Company are in conflict with those of one or more directors or officers in their individual capacities or of Prime, or of their respective affiliates. In addition to services performed for the Company, Prime actively provides similar services as agent for, and advisor to, other real estate enterprises, including persons and entities involved in real estate developing and financing, including ARI and the Company. The Advisory Agreement provides that Prime may also serve as advisor to those entities.
     As advisor, Prime is a fiduciary of the Company’s public investors. In determining to which entity a particular investment opportunity will be allocated, Prime will consider the respective investment objectives of each entity and the appropriateness of a particular investment in light of each such entity’s existing mortgage note and real estate portfolio and business plan. To the extent any particular investment opportunity is appropriate to more than one such entity, such investment opportunity will be allocated to the entity that has had funds available for investment for the longest period of time, or, if appropriate, the investment may be shared among various entities.
     The managers and principal officers of Prime are set forth below:

Name	Office(s)
Mickey N. Phillips	Manager

Ryan T. Phillips	Manager

Steven A. Abney	Executive Vice President and Chief Financial Officer

Mark W. Branigan	Executive Vice President — Multi-Family Construction

Louis J. Corna	Executive Vice President — Tax, General Counsel/Tax Counsel and Secretary
     Mickey N. Phillips is the brother of Gene E. Phillips, and Ryan T. Phillips is the son of Gene E. Phillips.
Property Management and Real Estate Brokerage
     Since February 1, 1990, affiliates of BCM provided property management services to the Company. Currently, Triad Realty Services, Ltd. (“Triad”), an affiliate, and Carmel Realty, Inc. (“Carmel”) provide property management services to the Company’s properties for a fee of 6% or less of the monthly gross rents collected on the residential properties under its management and 3%

or less of the monthly gross rents collected on the commercial properties under its management. Triad and Carmel subcontract with other entities for the provision of property-level management services at various rates. The general partner of Triad is Prime. The limited partner of Triad is Highland Realty Services, Inc. (“Highland”), a related party. Since January 1, 2003, Triad subcontracted the property-level management and leasing of 24 of the Company’s commercial properties (shopping centers, office buildings) to Regis Realty I, LLC (“Regis I”), a related party. Regis I was entitled to receive property and construction management fees and leasing commissions in accordance with the terms of its property-level management agreement with Triad. Since January 1, 2003, Regis Hotel I, LLC has managed four of the Company’s hotels. The sole member of Regis I and Regis Hotel I, LLC is Highland. Carmel is a company previously owned by First Equity Properties, Inc., which is a company affiliated with BCM; on May 1, 2004, Regis I acquired the ownership of Carmel.
     Regis I also provides real estate brokerage services to the Company and receives brokerage commissions in accordance with the Advisory Agreement.
Certain Relationships and Related Transactions
Certain Business Relationships
     Effective July 1, 2003, PIAMI became the advisor to the Company and ARI. PIAMI is owned by Realty Advisors, Inc. (80%) and Syntek West, Inc. (20%). On October 1, 2003, Prime, which is 100% owned by PIAMI, replaced PIAMI as the advisor to the Company and ARI. Prime is a company for which Messrs. Abney, Branigan and Corna serve as executive officers. The executive officers of the Company also serve as executive officers of ARI, and Messrs. Branigan and Corna also serve as executive officers of IOT, and owe fiduciary duties to each of those entities as well as to Prime under applicable law. ARI has the same relationship with Prime as does the Company.
     The Company contracts with affiliates of BCM for property management services. Currently, Triad, an affiliate, and Carmel provide such property management services. The general partner of Triad is Prime. The limited partner of Triad is Highland, a related party. Triad subcontracts the property-level management and leasing of 24 of the Company’s commercial properties (office buildings, shopping centers) to Regis I, a related party, which is a company also owned by Highland. Regis I also provides real estate brokerage services to the Company and receives brokerage commissions in accordance with the Advisory Agreement. Carmel is a company owned (until May 1, 2004) by First Equity Properties, Inc., which is a company affiliated with BCM. On May 1, 2004, Regis I acquired the ownership of Carmel.
     The Company owns an equity interest in IOT. At December 31, 2004, the Company owned, and at present continues to own, approximately 24% of IOT’s outstanding common stock. ARI, through wholly-owned subsidiaries, owns approximately 82% of outstanding common stock of the Company; all of the Directors of the Company are also Directors of ARI.

Related Party Transactions
     Historically, the Company, ARI, IOT, BCM and Prime have each engaged in, and may continue to engage in, business transactions, including real estate partnerships, with related parties. Management believes that all of the related party transactions represented the best investments available at the time and were at least as advantageous to the Company as could have been obtained from unrelated parties.
Operating Relationships
     In the years ended December 31, 2003 and 2004, the Company received $175,000 and $69,000, respectively, in rent from BCM for BCM’s lease at Addison Hangar. BCM owns a corporate jet that is housed at the hangar, and the Company has available space at the hangar.
Property Transactions
     In January 2002, the Company purchased 100% of the outstanding common shares of ART Two Hickory Corporation (“Two Hickory”) from ARI for $4.4 million. The purchase price was determined based upon the market value of the property exchanged, using a market rate multiple of net operating income (“cap rate”) of 7%. The business purpose of the transaction was for the Company to make an equity investment in Two Hickory anticipating a profitable return.
     In February 2002, the Company sold a $2 million senior participation interest in a loan to IOT. Management determined that the Company could benefit from the increase in cash and decrease in its notes receivable outstanding portfolio.
     In April 2002, the Company purchased 100% of the following entities from ARI: Garden Confederate Point, L.P., Garden Foxwood, L.P., Garden Woodsong, L.P. and ART One Hickory Corporation for $10 million. The purchase price for these entities was determined based on a cap rate of 8.41% for the partnerships and 7% for ART One Hickory Corporation. The business purpose of the transaction was for the Company to make an equity investment in the entities anticipating a profitable return.
     During 2002, the Board of Directors of the Company authorized the Chief Financial Officer of the Company to advance funds either to or from the Company, through BCM, in an amount up to $15 million, on the condition that such advances shall be repaid in cash or transfer of assets within 90 days. Several property transfers from BCM or Prime were made during 2004 and 2003 to reduce the affiliate balance. Each of these transactions was approved by the Board of Directors of the Company.
     In December 2003, the Company sold six properties to subsidiaries of Unified Housing Foundation, Inc. (“UHF”), a Texas Non-Profit 501(c)3 Corporation. The Company sold 10.72 acres of Marine Creek land for $1.5 million, the Limestone at Vista Ridge apartments for $19 million, the Cliffs of El Dorado apartments for $13.4 million, the Limestone Canyon apartments for $18 million, the Sendero Ridge apartments for $29.4 million, and Tivoli apartments for $16.1 million. All of the transactions include the assumption of debt and notes receivable to the Company for the remainder of the purchase price. Ted Stokely, Chairman of the Board of the Company, is the General Manager of UHF. Richard Humphrey, who is employed by Regis I, is President of UHF. As UHF is considered a related party to the Company and as the Company has continuing involvement and may control these entities, these transactions have not been recorded as sales. Instead, these transactions are accounted for on the deposit method and the properties and corresponding debt will continue to be consolidated by the Company. All of these transactions were approved by the Board of Directors of the Company. Mr. Stokely abstained from voting on all of these transactions. The loans on Limestone Canyon apartments, Limestone at Vista Ridge apartments and Tivoli apartments were approved by their prospective lenders for transfer to the purchasing entities. The Company guaranteed the loans on both of these transfers. Also, Marine Creek land and the Cliffs of El Dorado apartments were recognized as sales during 2004. Management is currently seeking Lender approval on the transfer of the notes associated with Sendero Ridge Apartments.
     In December 2003, the Company sold the Lamar/Parmer land parcel to a subsidiary of UHF for $2 million in the form of a seller note receivable. As no cash was received and common control exists, the Company has elected to continue consolidating this tract of land until the requirements for a sale have been met. No sale has been recognized and no note receivable has been recorded.
     In January 2004, the Company purchased the Vista Ridge land tract from ARI for $2.6 million. This transaction decreased the Company’s affiliate receivable with Prime by $1 million.
     In February 2004, the Company incurred a debt for $1 million used for the purchase of land by ARI. This transaction increased the Company’s affiliate receivable with Prime by $2. 6 million.
     In February 2004, the Company recorded the sale of a tract of Marine Creek land originally sold to a related party in December 2003. This transaction was not recorded as a sale for accounting purposes in December 2003 and was recorded as a Company refinancing transaction in February 2004. The Company received $1.2 million in cash from the related party in February 2004 as payment on the land. The Company has a note receivable balance of $270,000 remaining that bears interest at 12% and matures in April 2009. The Company recorded the sale of the Marine Creek land tract due to the payment received on the note receivable.
     In May 2004, the Company purchased the Treehouse Apartments from an affiliate with a net purchase price of $7.5 million for the assumption of debt and a note receivable, less cash received of $498,000. The note receivable was from the sale of the Cliffs of El Dorado Apartments to a related party in 2003. At that time, the sale of the Cliffs of El Dorado Apartments was not recorded as a sale for accounting purposes. The Company recorded the sale of the Cliffs of El Dorado in May 2004 due to payment received for the Cliffs of El Dorado note receivable.
     In January 2004, the Company purchased the Lacy Longhorn land tract from ARI for $4.5 million. This transaction decreased the Company’s affiliate receivable with Prime by $4.5 million.
     In June 2004, TCI sold Waters Edge IV apartments to ARI for $5 million, which increased TCI’s affiliate receivable from Prime by $5 million.

     In June 2004, the Company refinanced the 1010 Common office building, Lacy Longhorn land and certain tracts of Marine Creek land. The Company paid an existing note payable for ARI for $1.9 million, increasing the affiliate receivable balance by $1.9 million.
     In September 2004, the Company sold Limestone Canyon II land to a subsidiary of UHF for $720,000 in the form of a seller note receivable. Due to no cash received and common control, the Company elected to continue consolidating this tract of land until the requirements for a sale have been met. No sale was recognized and no note receivable has been recorded.
     In December 2003, the Company’s Board of Directors approved the payment to Regis I of a six percent (6%) construction management fee on all construction projects in progress at December 31, 2003, to be applied to all costs incurred during 2003 on each project. Construction management fees of $5.6 million for 2004 and $4.1 million for 2003 were treated as reductions in the affiliate receivable balance from Prime.
     The Company is a partner with IOT in Nakash Income Associates. The Company owns 345,728 shares of IOT’s Common Stock, an approximate 24% interest. At December 31, 2004, the market value of the IOT common shares was $5.5 million.
     At December 31, 2004, the Company owned 746,972 shares of ARI common stock which were primarily purchased in open market transactions in 1990 and 1991 at a total cost of $1.6 million. The officers of the Company also serve as officers of ARI. At December 31, 2004, the market value of the ARI common shares was $7.2 million.
     In 2004, the Company paid Prime, its affiliates and related parties, $8.7 million in advisory, incentive and net income fees, $1.4 million in mortgage brokerage and equity refinancing fees, $422,000 in property acquisition fees, $6.3 million in real estate brokerage commissions, $5.6 million in construction supervision fees and $2.3 million in property and construction management fees and leasing commissions, net of property management fees paid to subcontractors, other than affiliates of Prime. In addition, as provided in the Advisory Agreement, in 2004 Prime received cost reimbursements of $2.2 million.
     In addition, from time to time, the Company and its affiliates have made advances to each other, which generally have not had specific repayment terms did not bear interest until July 1, 2005, and have been reflected in the Company’s financial statements as other assets or other liabilities. At December 31, 2004, the Company was owed $1.4 million by Prime and Regis Hotel I LLC. Also at December 31, 2004, the Company owed $829,000, $1.6 million and $260,000, to Prime, Regis I and IOT, respectively. Effective July 1, 2005, such advances bear interest at 1% above the prime rate (currently 7.75%) per annum.
Restrictions on Related Party Transactions
     Article FOURTEENTH of the Company’s Articles of Incorporation provides that the Company shall not, directly or indirectly, contract or engage in any transaction with (i) any director, officer or employee of the Company, (ii) any director, officer or employee of the advisor, (iii) the advisor, or (iv) any affiliate or associate (as such terms are defined in Rule 12b-2 under the Securities

Exchange Act of 1934, as amended) of any of the aforementioned persons, unless (a) the material facts as to the relationship among or financial interest of the relevant individuals or persons and as to the contract or transaction are disclosed to or are known by the Board of Directors or the appropriate committee thereof, and (b) the Board of Directors or committee thereof determines that such contract or transaction is fair to the Company and simultaneously authorizes or ratifies such contract or transaction by the affirmative vote of a majority of independent directors of the Company entitled to vote thereon. Article FOURTEENTH defines an “Independent Director” as one who is neither an officer or employee of the Company, nor a director, officer or employee of the Company’s advisor.
Sunset Proceedings
     On October 5, 2004, Sunset Management, LLC (“Sunset”) filed a complaint as a purported stockholder’s derivative action on behalf of the Company in the United States District Court for the Northern District of Texas, Dallas Division against ARI, BCM, Prime, PIAMI, IOT, Regis, Gene E. Phillips, the Company, the Company’s current directors and officers and others. Sunset’s complaint filed as Case No. 304CV02162-B raised a number of allegations previously raised by Sunset in four other cases which, as rulings have occurred, have resulted in a denial of Sunset’s requested relief. The collective Defendants, on November 8, 2004, filed a Motion to Dismiss the case pursuant to Rules 12 and 23.1 of the Federal Rules of Civil Procedure on the basis that Sunset’s allegations were insufficient to evade the stringent demand requirements under the futility exceptions for stockholder derivative actions, and that Sunset could not fairly and adequately represent the interest of other stockholders.
     On May 16, 2005, the United States District Court for the Northern District of Texas, Dallas Division, entered its Memorandum Opinion and Order and Judgment dismissing the purported stockholders’ derivative action. The Court’s Judgment granted the Defendants’ Motion to Dismiss and ordered that Plaintiff Sunset take nothing by its suit against ARI and other entities and the officers and directors of TCI. The Court’s Order was entered granting the Motion to Dismiss filed by ARI and others and advised that Sunset had not met the fair and adequate representation test as a proper shareholder representative because Sunset is pursuing separate litigation claims against TCI and the various other defendants in different lawsuits, certain of which are still pending. The Court’s Order advises that “Sunset is clearly trying to use this lawsuit to obtain leverage in its other pending lawsuits against the Defendants.” No appeal was timely filed, and the dismissal of this action is now final.
     The October 5, 2004 Sunset complaint was the fifth in a continuing series of actions involving Sunset, certain subsidiaries of ARI and ARI resulting from a loan in September 2001 to three subsidiaries of ARI in the original amount of $30 million ($19.5 million of which bore interest at 24% per annum while the remaining $10.5 million of which bore interest at 20% per annum). In September 2002, $15 million in principal was repaid leaving a $15 million balance which Sunset orally agreed to extend the maturity date and accept substitute collateral, an arrangement which Sunset did not honor resulting in the original litigation filed in Texas state court during October 2002 styled American Capital Realty Trust, Inc., ART Williamsburg, Inc., Basic Capital Management, Inc. and EQK Holdings, Inc. v. Sunset Management, LLC, et al., Cause No. 02-09433-I in the 162nd Judicial District Court of Dallas County, Texas (the “Texas Litigation”). The Texas Litigation

alleged breach of contract, misrepresentation, breach of duty of good faith and fair dealing and slander of title by Sunset and sought certain declaratory relief against Sunset as well as a temporary and permanent anti-suit injunction against Sunset.
     During January 2003, without notice to the plaintiffs in the Texas Litigation, Sunset instituted an action in federal district court in Las Vegas, Nevada against Commonwealth Land Title (“Commonwealth”) seeking disposition of certain shares of Common Stock of the Company held by Commonwealth as Pledge Holder. On January 31, 2003 after a Temporary Restraining Order was issued in the Texas Litigation, Sunset instituted a separate lawsuit in state court in Nevada styled Sunset Management, LLC v. American Realty Trust, Inc., et al., Cause No. A462587 pending in District Court of Clark County, Nevada (the “Nevada Litigation”). On February 12, 2003, the Nevada state court held a hearing on Sunset’s request for emergency relief and denied all Sunset’s requested relief and indicated that a stay of the Nevada Litigation may be appropriate, which stay of litigation (including claims against the Company) was granted on May 2, 2003. Notwithstanding the stay of the Nevada Litigation, Sunset has continued to attempt to re-litigate the underlying fact issues already determined in the Texas Litigation and the Nevada Litigation through cross claims and counterclaims in the Texas Litigation and renewed motions for injunctions and appointment of a receiver in the Nevada Litigation.
     During September 2003, the Texas Litigation was removed to the bankruptcy court for the Northern District of Texas and subsequently transferred to the Eastern District of Texas. Sunset and the Plaintiffs filed cross-motions for partial summary judgment in the bankruptcy court, all of which motions were finally denied by orders issued during the third quarter of 2005. The parties also filed an agreed motion to withdraw the reference and have the case transferred to a United States District Judge for trial, which has been denied without prejudice pending the resolution of pretrial motions, including the motions for summary judgment. At recent hearings in the Texas Litigation, the bankruptcy judge indicated that she is preparing to transfer the case to a United States District Court for trial, subject to a motion for leave to appeal filed by an unrelated co-defendant in the Texas Litigation, which may further delay that process.
     On February 10, 2004, Sunset filed yet another lawsuit in Nevada styled Sunset Management, L.L.C. v. Transcontinental Realty Investors, Inc., Case No. CV04-00345 in the Superior Court of Washoe County, seeking to compel a new election of directors, alleging that Sunset was improperly denied voting rights with respect to certain pledged shares at the 2003 stockholders’ meeting of the Company. The Company responded to that action by informing the Nevada Court that the issue of the validity and effectiveness of proxies purportedly held by Sunset in connection with the loan was already pending before the bankruptcy court. On May 12, 2004, the Nevada District Court denied Sunset’s motion to compel an election of corporate directors because of the dispute pending in the Texas bankruptcy court concerning the status of the loan. Subsequently, the Nevada Court denied two motions for reconsideration filed by Sunset. Sunset appealed the rulings of the Washoe County District Court, which appeal was subsequently dismissed with prejudice by stipulation of the parties. Sunset agreed in such stipulation that any further challenges to the propriety of this Annual Meeting or any other matter in conjunction with such meeting (including the voting of shares) must be made in the adversary proceeding pending in bankruptcy court in the Eastern District of Texas.

PERFORMANCE GRAPH
     The following performance graph represents the cumulative total stockholder return on TCI’s shares of Common Stock with the Dow Jones US Total Market Index (“DJ Total Market Index”) and the Dow Jones Real Estate Investment Index (“DJ Real Estate Index”). The comparison assumes that $100 was invested on December 31, 1999, in TCI’s shares of Common Stock and in each of the indices and further assumes the reinvestment of all distributions. Past performance is not necessarily an indicator of future performance.

	1999	2000	2001	2002	2003	2004
TCI	100.00	73.44	132.82	145.98	138.45	117.92
DJ Real Estate Index	100.00	127.51	142.56	147.75	202.25	265.38
DJ Total U.S. Market Index	100.00	90.87	80.04	62.37	81.54	91.45
OTHER MATTERS
     The Board of Directors knows of no other matters that may be properly or should be brought before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, the persons named in the enclosed proxy or their substitutes will vote in accordance with their best judgment on such matters.
FINANCIAL STATEMENTS
     The audited financial statements of the Company, in comparative form for the years ended December 31, 2003 and 2004 are contained in the 2004 Annual Report to Stockholders, which was separately mailed to stockholders in advance of this proxy statement. However, such report and the financial statements contained therein are not to be considered part of this solicitation.

SOLICITATION OF PROXIES
     THIS PROXY STATEMENT IS FURNISHED TO STOCKHOLDERS TO SOLICIT PROXIES ON BEHALF OF THE BOARD OF DIRECTORS OF TRANSCONTINENTAL REALTY INVESTORS, INC. The cost of soliciting proxies will be born by the Company. Directors and officers of the Company may, without additional compensation, solicit by mail, in person or by telecommunication.
FUTURE PROPOSALS OF STOCKHOLDERS
     Stockholder proposals for our Annual Meeting to be held in 2006 must be received by us by December 31, 2005, and must otherwise comply with the rules promulgated by the Securities and Exchange Commission to be considered for inclusion in our proxy statement for that year. Any stockholder proposal, whether or not to be included in our proxy materials, must be sent to our Corporate Secretary at 1800 Valley View Lane, Suite 300, Dallas, Texas 75234.

     COPIES OF TRANSCONTINENTAL REALTY INVESTORS, INC.’S ANNUAL REPORT FOR THE FISCAL YEAR ENDED DECEMBER 31, 2004 TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (WITHOUT EXHIBITS) ARE AVAILABLE TO STOCKHOLDERS WITHOUT CHARGE THROUGH OUR WEBSITE WWW.TRANSCONREALTY-INVEST.COM OR UPON WRITTEN REQUEST TO TRANSCONTINENTAL REALTY INVESTORS, INC., 1800 VALLEY VIEW LANE, SUITE 300, DALLAS, TEXAS 75234, ATTN: INVESTOR RELATIONS.
     Dated: October 21, 2005.

By order of the Board of Directors,

/s/ Louis J. Corna

Louis J. Corna Executive Vice President, General Counsel,
Tax Counsel and Secretary

ANNUAL MEETING OF STOCKHOLDERS OF
TRANSCONTINENTAL REALTY INVESTORS, INC.
November 22, 2005
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
â Please detach along perforated line and mail in the envelope provided. â

The Board of Directors of Transcontinental Realty Investors, Inc. recommends approval of all nominees for election as directors and a vote FOR ratification of the appointment of Farmer, Fuqua and Huff, P.C. as independent registered public accounting firm. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

NOMINEES:
☐	FOR ALL NOMINEES	¡	Henry A. Butler
		¡	Sharon Hunt
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡ ¡	Ted R. Munselle Ted P. Stokely
		¡	Robert A. Jakuszewski
☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

		FOR	AGAINST	ABSTAIN
2.	Ratification of the Appointment of Farmer, Fuqua & Huff, P.C. as Independent Registered Public Accounting Firm	☐	☐	☐

3.	In their discretion on any other matters which may properly come before the meeting or any adjournment(s) thereof.

THIS PROXY WILL BE VOTED AS DIRECTED BUT IF NO DIRECTION IS INDICATED, IT WILL BE VOTED FOR ALL NOMINEES AND FOR RATIFICATION OF THE APPOINTMENT OF FARMER, FUQUA & HUFF, P.C. AS INDEPENDENT AUDITORS. ON OTHER MATTERS THAT MAY COME BEFORE SAID MEETING, THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE ABOVE-NAMED PERSONS.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

TRANSCONTINENTAL REALTY INVESTORS, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON NOVEMBER 22, 2005.
     The undersigned stockholder of TRANSCONTINENTAL REALTY INVESTORS, INC. hereby appoints TED P. STOKELY and LOUIS J. CORNA, and each of them proxies with full power of substitution in each of them, in the name, place and stead of the undersigned, as attorneys and proxies to vote all shares of Common Stock, par value $0.01 per share, of TRANSCONTINENTAL REALTY INVESTORS, INC. which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on November 22, 2005 at 10:00 a.m., local Dallas, Texas time, at 1800 Valley View Lane, Suite 300, Dallas, Texas 75234, or any adjournment(s) thereof, with all powers the undersigned would possess if personally present, as indicated below, for the transaction of such business as may properly come before said meeting or any adjournment(s) thereof, all as set forth in the October 21, 2005 Proxy Statement for said meeting.
(continued and to be signed and dated on the other side)